Exhibit 4.176

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 120413, of May 23, 2014

For the provision of

communication services for the purpose of wire broadcasting

This license is granted to

Open Joint Stock Company

COMSTAR-Regions

Primary state registration number of legal entity (individual entrepreneur) (OGRN, OGRNIP)

1097746419913

Taxpayer Identification No. (INN)

7704730503

Location:

27 Smolenskaya-Sennaya Sq., bldg. 2,   Moscow 119121

Territory of telecommunications services is specified in the annex.

This license is granted for the following term:

May 23, 2019

This license is granted on the basis of the decision of the licensing authority - Order No. 381-rchs of May “23”, 2014

This license is accompanied with an annex on 2 pages, being its integral part

Deputy Head	(signature)	O.A. Ivanov

L.S.

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296

CN 056889

Annex to License No. 120413

License requirements

1. COMSTAR-Regions Closed Joint-Stock Company (the Licensee) shall comply with the terms of this license.

Short name:

COMSTAR-Regions CJSC

OGRN 1097746419913	INN 7704730503

Location:

27 Smolenskaya-Sennaya Sq., bldg. 2, Moscow 119121

2. The Licensee shall start provision of services under the license no later than 23.05.2016.

3. The Licensee shall provide communication services under the license only in the territory of Sverdlovsk Region.

4. The Licensee under this license shall provide the following to subscribers*:

a) access to the Licensee’s communication network;

b) Distribution (delivery) of sound programming signals over wire broadcasting network to user (terminal) equipment.

5. The Licensee shall provide communications services in accordance with the rules of communications services, approved by the Government of the Russian Federation.

6. The Licensee in providing communications services shall comply with the rules for connection of telecommunications networks and their interactions, approved by the Government of the Russian Federation, when connecting wire broadcasting network of the licensee to the public telecommunications network, connecting other communication networks to wire broadcasting network of the Licensee.

7. The Licensee shall have management system in its communication network complying with the regulatory requirements to communication network management systems established by the federal executive authority in the field of communication.

8. Provision of telecommunications services in accordance with the terms of this license shall be permitted only subject to the license (s) for broadcasting and (or) contract (s) with the Licensee-broadcaster.

9. The Licensee shall provide information about the basis of calculation of mandatory deductions (tax payments) to the universal service reserve in the manner and form required by the federal executive authority in the field of communications.

* Provision of services under the license can be accompanied by the provision of other services, technologically closely related to communications services for the purposes of wire broadcasting and aimed at improvement of their customer value, unless it requires a separate license.

Laced, numbered and sealed

Three (3) sheet (s).

Head of the department of registers of assigned radio frequencies and licenses in the field of communication

(signature) I.Yu. Zavidnaya

02 JUN 2014

Seal:

MINISTRY OF COMMUNICATIONS AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION OF COMMUNICATIONS, INFORMATION TECHNOLOGY AND MASS MEDIA

OGRN 1087746736296